June 29, 2004

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, California 94621

Re:	Form S-3 Registration Statement; 6,424,393
Shares of Common Stock

Ladies and Gentlemen:

In connection with the registration by Zhone Technologies, Inc., a Delaware corporation (the “Company”), of 6,424,393 shares of common stock of the Company, par value $0.001 per share (the “Shares”), including Shares that are presently issued and outstanding (the “Issued Shares”), Shares that may be issued in the future upon exercise of certain outstanding warrants (the “Warrant Shares”) and Shares that may be issued in the future upon conversion of certain outstanding debentures (the “Debenture Shares”), under the Securities Act of 1933, as amended, on a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2004 (File No. 333-115306), as amended by Amendment No. 1 filed with the SEC on June 29, 2004 (the “Registration Statement”) covering certain resales of the Shares by the selling security holders named in the Registration Statement, you have requested our opinion with respect to the matters set forth below.

In our capacity as special counsel to the Company in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for this letter.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

June 29, 2004

In rendering this opinion, we have assumed that prior to the issuance of any of the Warrant Shares or Debenture Shares (i) the stockholders of Sorrento Networks Corporation (“Sorrento”) will have approved the Agreement and Plan of Merger by and among the Company, Selene Acquisition Corp., a wholly owned subsidiary of the Company, and Sorrento, dated as of April 22, 2004 (the “Merger Agreement”), (ii) the stockholders of the Company will have approved the assumption of the warrants underlying the Warrant Shares and the assumption of the debentures underlying the Debenture Shares pursuant to the Merger Agreement and (iii) the transactions contemplated by the Merger Agreement will have been consummated in accordance with the Merger Agreement.

Subject to the foregoing, it is our opinion that as of the date of this opinion the Issued Shares are, and upon exercise of the warrants and payment for the Warrant Shares in accordance with the terms set forth in the warrants under which the Warrant Shares will be issued and upon conversion of the debentures and issuance of the Debenture Shares in accordance with the terms set forth in the debentures under which the Debenture Shares will be issued, the Warrant Shares and the Debenture Shares, as applicable, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of the Securities.”

Very truly yours,

/s/    LATHAM & WATKINS LLP

Latham & Watkins LLP